EXHIBIT 99.1



                              IMMERSION CORPORATION

                              Moderator: Vic Viegas
                                  March 1, 2007
                                  4:00 p.m. CT


Operator:             Good afternoon. My name is (Audrey) and I will be your
                      conference operator today. At this time I would like to welcome everyone to the Fourth Quarter Investor conference call. All lines have been placed on mute to prevent any background noise.

                      After the speakers' remarks there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question, press the pound key.

                      I would now like to turn the call over to Mr. Vic Viegas, President and CEO of Immersion Corporation. Mr. Viegas, please go ahead.

Vic Viegas:           Thank you, (Audrey). Good afternoon and thank you for
                      joining us today. I am pleased to welcome you to this discussion of Immersion's results for the fourth quarter of 2006. With me today is Stephen Ambler, CFO and Vice
                      President of Finance.

                      By now you may have seen this quarter's earnings release and our joint release with Sony Computer Entertainment announcing the conclusion of our litigation and our new business relationship.

                      These releases were distributed following the close of market today. If you have not, they're available on our Web site at www.immersion.com. Instructions on how to replay this call are available in our earnings press release.

                      During the course of our comments today, we will be making forward-looking statements. These forward-looking statements include management's current analysis of certain aspects of Immersion's future business.

                      Forward-looking statements are based on current information that is, by its nature, dynamic and subject to rapid and even abrupt changes. Our forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those projected or implied in our statements.

                      Factors that could cause actual results or developments to differ include the risk factors mentioned in today's news releases and Immersion's SEC filings and in our annual report to shareholders, as well as any factors mentioned during our discussions today.

                      During today's call I will provide a brief summary of Immersion's fourth quarter results and give an update on our medical, gaming, touch interface products and mobility businesses.

                      Following this update I will discuss the resolution of our Sony lawsuit and our new relationship, followed by Stephen, who will supply details on our financial performance.

                      I am pleased to report fourth quarter revenues of $8.6 million and full year revenues of $27.9 million -- both all-time new highs for Immersion.

                      Our Q4 revenue grew 25% over last year. This growth was led by our medical business, which in Q4 grew 62% over Q4 of 2005. For the year, we achieved growth in revenues from all of our businesses except gaming.

                      The growth in revenue, along with our continued efforts to control overhead, resulted in a pre-stock compensation operating loss of less than $1 million in the quarter -- again, Immersion's best ever result.

                      I would now like to talk about each of our businesses, starting with medical. Over recent calls, I have spoken about transitioning our medical business to a product sales-based business. We have now completed that process and are realizing increased revenues from having made that change.

                      For the year, our medical business revenues grew 47% over 2005. This growth was fueled by growth in our business with Medtronic and Laerdal, and the release of new products and modules.

                      We continue to invest in the development of new products and modules, with a view to achieving new levels of realism in virtual reality surgical simulation. We believe these improvements will allow us to grow our revenues in future periods.

                      For example, we completed improvements to our endovascular simulator during the quarter, and demand for this product contributed significantly to the quarter's revenue growth.

                      This new simulator includes the addition of new features including automatic tool recognition, the ability to use up to four tools simultaneously and the ability to simulate procedures in more areas of the body.

                      In 2007, in addition to developing new products, we intend to leverage industry alliances such as Medtronic and Laerdal, and expand international sales in order to grow revenues. Laerdal alone has over 500 sales people in over 22 countries offering our Virtual IV product.

                      In the gaming market we experienced a modest 2% drop in revenues from Q4 of last year. We attribute the smaller than expected decline to limited availability of newly released console units, which resulted in greater sales of previously released consoles that interface with royalty-generating third party peripherals.

                      We expect to continue experiencing weakness in our gaming royalty revenues in future periods.

                      Now I would like to talk about our touch interface products business. Our tactile touchscreen technology supplies several key benefits for the touchscreen user interface.

                      It helps give unmistakable confirmation that the user's input was accepted by the touchscreen application, which can impart a greater sense of control and trust.

                      It can improve interactivity, making the experience more friendly and fun. And tactile feedback has been found to improve user performance in several applications.

                      We are investigating many opportunities for growth of our tactile touchscreen products across high-volume market segments, including casino gaming, kiosk, industrial controls, automotive and medical equipment.

                      At the Global Gaming Expo held in Las Vegas in November and at the combined Amusement Trades Exhibition International and International Casino Exhibition held in London in January, a number of OEMs displayed gaming machines with Immersion TouchSense Technology.

                      3M, our exclusive licensee in the casino gaming and bar-top amusement markets, displayed their MicroTouch Capacitive TouchSense System.

                      We believe 3M will start to ramp their sales of these units later this year and we will be supplying the components --actuators, electronic controls and software -- to haptically enable these touchscreen models.

                      In the mobility market we saw the first commercial shipment of a VibeTonz-enabled touchscreen phone during Q4 -- the Samsung W559. The phone launched by China Unicom has been received positively.

                      The VibeTonz system allows the buttons displayed on the screen to feel like they press and release, which we will believe will improve the usability of touchscreen phones.

                      Since the release of the W559, Samsung released another VibeTonz-enabled touchscreen phone in China, and in February at the 3GSM World Congress, announced a new VibeTonz-enabled touchscreen model for Europe. We anticipate more VibeTonz touchscreen phones will be released in the near term.

                      Touchscreen phones are the fastest growing segment of the mobile handset market and sales growth in this market is expected to be rapid. In addition, we anticipate that LG will launch their first VibeTonz-enabled phone in Q2.

                      We continue to actively engage other leading handset makers in technology and business discussions, with the near-term goal of signing additional licensees to increase the number of VibeTonz handsets.

                      As you are likely aware, five years ago we initiated a legal action against Sony Computer Entertainment to defend our intellectual property. Today I am very happy to welcome Sony as one of the growing number of companies who are licensees of Immersion's haptic technology.

                      As we announced today in a press release, Immersion and Sony have resolved their differences. We also have set in place a business framework for working together in the future.

                      Having one of the top brand names in the world, Sony is a technology leader, respected for its quality products. As the technology leader in haptics, we believe that our haptic technology provides benefits for the user experience for a wide variety of these products.

                      We welcome the opportunity to work with Sony to more broadly implement haptic technology into Sony products, or into peripherals designed to work with Sony products, including the PlayStation products.

                      Consistent with all of our licensee relationships, announcements about the use of Immersion technology in any specific product would be made by the product's manufacturer.

                      Specific details and financial terms are not being released but I will outline the essence of our agreement. My statements now are the only ones I intend to make regarding the agreement with Sony.

                      Neither Stephen nor I will answer questions after these prepared remarks on the agreement or possible future implications of the agreement. Under SEC requirements, a redacted version of the agreement will be filed with the SEC.

                      The district court judgment that includes damages, pre-judgment interest, cost and interest, which total approximately $97.2 million, along with compulsory license fees already paid to Immersion of approximately $30.6 million, is preserved in whole.

                      The new agreement between the companies provides Sony with certain license rights going forward and an option for additional license rights.

                      In addition, Immersion has provided Sony Corporation a broad set of rights for access to Immersion's haptic technologies worldwide, which it may choose to exercise in current or future products across many of its businesses, including Sony Computer Entertainment.

                      In exchange for these rights, Sony has made certain covenants not to sue Immersion, plus commitments to made additional fixed payments, as well as payments for other fees and royalty amounts.

                      The accounting for these payments has not been determined at this time but will be reviewed by our financial staff, as well as our outside accounting and legal firms.

                      We are very happy to put the litigation behind us and look forward to potential new opportunities with Sony. I would characterize this resolution and new opportunity as a very good situation for Immersion and Sony, and a great outcome for Sony's PlayStation gaming community.

                      And finally, I would personally like to thank my board of directors and the many people at Immersion that helped me in this effort, especially my negotiation team, led by Shoichi Endo, our legal team, led by Laura Peter, as well as our litigation team at Irell & Manella, led by Morgan Chu, and the entire Sony team who helped make this happen.

                      I'd now like to turn the call over to Stephen to give detail on our financial performance for the quarter. Stephen?

Stephen Ambler:       Thanks, Vic. I'm pleased to report improved fourth quarter results showing continued growing customer demand for our haptic technologies.

                      For the fourth quarter of 2006, our revenues were $8.6 million compared to $6.9 million in the fourth quarter of 2005 -- an increase of 25%.

                      For the year, our revenues were $27.9 million compared to $24.3 million in 2005 -- an increase of 15%. As Vic said earlier in the call, both these numbers are record highs for the company.

                      Our net loss under GAAP for the fourth quarter of 2006 $2 million, equivalent to 8 cents loss per share, compared to $3 million or 12 cents loss per share in the fourth quarter of 2005. This is an improvement of 33% on last year.

                      For the year, our net loss under GAAP was $10.4 million, equivalent to 42 cents loss per share, compared to $13.1 million or 54 cents loss per share for 2005. This is an improvement of 20% year over year.

                      As previously discussed, the net loss under GAAP for 2006 is not directly comparable with the net loss under GAAP for 2005 because in 2006 we have been accounting for noncash stock compensation costs under FAS 123R, whereas in 2005 we were not.

                      The stock compensation charge in the fourth quarter of 2006 was $796,000. Our loss, excluding the noncash stock charge, was $1.2 million for the quarter, equal to 5 cents a share. This is a $1.8 million or 40% improvement over the prior-year period.

                      For the year, our loss, excluding noncash stock compensation charges, was $7.5 million, equal to 30 cents a share, which compares to $13.1 million a year ago -- an improvement of 43%.

                      These improvements reflect the continued efforts of management to achieve profitability in the foreseeable future.

                      Compared to the year-ago quarter, we saw growth in revenues from our medical, mobility and 3D product lines. This growth was partly offset by small decreases in revenue from our gaming and our touch interface product lines.

                      For the year, we saw growth in revenues from all product lines, with the exception of gaming.

                      Looking at each of these businesses in detail, starting with medical, our medical business exhibited very strong performance. Revenues were $4.3 million in the quarter, up 62% from $2.7 million in the year-ago quarter.

                      For the year, our medical revenues were up 47% over 2005. Our medical business comprised 50% of total company revenues for the quarter and grew as a result of increased product sales.

                      We anticipate our medical business revenues will grow in 2007 over 2006, but the level of growth will be lower than the 47% we achieved this year.

                      Despite softness in our gaming market during 2006, we achieved gaming business revenues of $1.7 million in the fourth quarter of 2006 -- the same amount as 2005.

                      In percentage terms, gaming revenues were marginally down at 2% - marginally down just about 2%. Gaming revenues accounted for 20% of total revenues for the quarter.

                      For the whole of 2006, our gaming revenues totaled $4.9 million and were down 25% compared to last year. We expect gaming peripheral revenues will continue to decline in 2007.

                      Our touch interface product revenues totaled $936,000 in the quarter, down 6% from $991,000 in the year-ago quarter.

                      Touch interface products comprise touchscreen components, rotary modules and commercial gaming products. Touch interface products accounted for 11% of the quarter's revenues.

                      For the year, our touch interface product revenues totaled $3.7 million -- an increase of 11% on 2005.

                      Revenues from our 3D products were again steady for the quarter and grew 6% over last year. Revenues were $1.4 million for the quarter compared to $1.3 million a year ago.

                      3D revenues comprised 16% of our total revenues for the quarter. For the year, 3D revenues totaled $4.8 million compared to $4.6 million in 2005 -- an increase of 4%.

                      Our mobility revenues totaled $308,000 for the quarter compared to $200,000 a year ago, which is an increase of 54%. Mobility revenues comprised 3% of the quarter's total revenues.

                      Analyzing our fourth quarter revenue by category, total product sales accounted for 64% of revenue at $5.5 million compared to 50% of total revenue or $3.4 million in the fourth quarter of 2005.

                      Medical product sales grew 96% over the fourth quarter of 2005 and totaled $4 million for the quarter. We also saw growth in 3D product sales compared to the fourth quarter of 2005.

                      Royalties from patent and technology licensing represented 27% of total revenue or $2.4 million as compared to 38% of total revenue or $2.6 million for the comparable period a year ago.

                      Royalties and licensing revenues from our gaming business were essentially flat. We saw decreased licensing revenue within our medical business, reflecting the transition of the business to a total - sorry - to a product sales model.

                      Development contract and other revenue for the quarter represented 8% of total revenue or $714,000 compared to 12% of total revenue or $823,000 in the fourth quarter of 2005.

                      For the quarter, our gross margin was $6.6 million or 76% compared to $5.2 million or 76% in the fourth quarter of 2005.

                      Fourth quarter 2006 operating expenses, prior to the offset of litigation settlement payments from Electro Source but after taking account of $780,000 of noncash stock-based compensation charges, were $8.5 million.

                      Excluding noncash stock compensation charges, operation - operating expenses were $7.7 million compared to $7.9 million in the year-ago period -- a decrease of 3%.

                      Litigation costs included within operating expenses were $325,000 in the quarter compared to $1.3 million in the comparative period.

                      In summary, we believe these results demonstrate the continued progress of the company in its executing its sales and marketing plans, in investing in products and technology development, in controlling its operating expenses and in protecting and defending its intellectual property.

                      Moving to the balance sheet, on December 31, 2006 we had cash and cash equivalents totaling $32 million, up from $29 million on September 30, 2006. There was no change in the period related to our long-term convertible debt, which is due December, 2009.

                      In mid-November, 2006 we received $2.3 million from Sony under the terms of their compulsory license for the period July 1, 2006 through September 30, 2006. As with previous payments, this sum has been accounted for as long-term deferred revenue.

                      As of December 31, 2006 we had 24.8 million shares of common stock outstanding. And we also had 145 employees.

                      Vic.

Vic Viegas:           Thanks, Stephen. In closing, I'm excited about the
                      momentum we have in several of our key businesses -- medical, mobility and touch interface products.

                      Q4 was the best financial performance we have ever had. Despite this great quarter, I am not satisfied as we have not yet reached our goal, which is sustained profitability.

                      However, we are on the right track to get there. Growing revenues, our new agreement with Sony, along with reduced legal expenses and controlling operating expenses, are the keys to achieving this goal.

                      Across our businesses we have successfully demonstrated the value of our technology for solving problems and for improving the user experience for many applications.

                      Our VibeTonz technology greatly enhances the user interface for mobile devices. Our tactile touchscreen components provide reassuring confirmation when using a touchscreen.

                      Our medical simulators help physicians learn in an environment that poses no risk to patients. And our next-generation rumble feedback technology takes the console gaming experience to a whole new level.

                      We are working hard to expand our business relationships and others in medical, mobility, gaming, automotive and other markets. I believe we have the right focus and are making the right investments to continue the growth that will lead Immersion to profitability.

                      (Audrey), please open the call for questions related to our business. And once again, I would like to remind you we will not be answering questions related to the Sony agreement or its future implications, as the terms are being kept confidential. (Audrey)?

Operator:             Ladies and gentlemen, at this time I would like to remind
                      everyone if you would like to ask a question, press star then the number 1 on your telephone keypad. We'll pause for just a moment to compile the Q&A roster.

                      Your first question comes from Kevin Hunt with Thomas Weisel.

Kevin Hunt:           Hi. Thanks. Well I'm going to have to violate your
                      agreement here or your comments here, Vic.

                      I mean you've got to give us some sense, I think, here of the financial impact on you guys because I assume that's going to have to be reported on your financial statements. And that's clearly not an undisclosable event here.

                      So, you know, when are you going to get this cash, I guess from Sony? Any sense of how this flows through the income statement that you can give us? I don't see how that's confidential.

Vic Viegas:           Okay, Kevin. So I understand your question. As I
                      mentioned, we will be retaining the $30.6 million that have been previously paid.

                      In addition, we will be receiving an additional $97.2 million. These monies will be released out of escrow based on certain activities that are being conducted as we speak.

                      In addition, as I mentioned, there will be other fixed payments made. And then depending on certain activities, there will be other fees and royalties paid. The accounting for this, as I said before, is not yet determined.

                      There are a number of places that this will most likely impact our profit and loss, including litigation settlement as a contra-expense on our operating expense line, revenue, interest income, as well as others. But it's something that will require careful analysis and valuation efforts that are yet to be completed.

Kevin Hunt:           Okay. And then in terms of you kind of indicating you're
                      still now - you're still going to be getting an ongoing royalty payment, now does that become reportable revenue now? Or what - or is that also sort of under, sort of consideration I guess or...

Vic Viegas: As I said, it depends on the rights that Sony utilizes. It depends on the products that they incorporate our technology. But the anticipation is that into the future there will be per-unit royalties paid on certain products.

Kevin Hunt:           Okay. Now when earlier Stephen said, you know, you still
                      expect gaming revenue to be down, now is that even assuming you'll have - I mean if you just reported the revenue - the cash payments you already are receiving -- not even any new products -- I would think that that would your revenue go up.

                      Is that - am I thinking about that wrong or what...

Vic Viegas:           Well as I said, the accounting for the monies are still
                      undetermined.

Kevin Hunt:           Okay. Thanks.

Vic Viegas:           Thanks, Kevin.

Operator:             Your next question comes from the line of Mark Argento
                      with Craig Hallum.

Mark Argento:         Hi Vic. Congratulations.

Vic Viegas:           Thanks, Mark.

Mark Argento:         Question for - can you provide any visibility in terms of
                      - you mentioned some fixed payments. Any visibility on kind of the timing of those? Are those - is that an '07 type of an event?

Vic                   Viegas: I can't give you any more visibility than that.
                      We'll be disclosing more information in an 8-K and then in our other SEC filings, including a 10-Q when we complete the first quarter financial statements.

Mark Argento:         Well how quickly are you guys - do you have to have an 8-K out?

Vic Viegas:           I think very quickly. It's within a matter of days.

Mark Argento:         Okay. Is that something we should expect within a matter
                      of days or tonight?

Vic Viegas:           Possibly tonight but it will happen very soon.

Mark Argento:         All right. Fair enough. In terms of the - you know, I know a lot of this needs to be determined yet so I don't want to beat a dead horse here.

                      But in terms of the - on your tax liability on a lot of these monies or - do you expect to be able to keep most of it? Or you've got to run it through the P&L and there's some tax implications?

Vic Viegas: Well I believe that the compulsory license payments that have been made to date, those have already been tax adjusted. We've already included provisions for those monies.

                      For the additional monies to be paid, we do have considerable NOLs that we intend to fully utilize. And I believe that the tax impact of the monies received will not be material.

Mark Argento:         (Oh). And then again, I'm sure this is may be a premature
                      question to ask but I know you've had a lot of, probably, time to think about it. You're going to have a lot of cash on kind of a per-share basis now or just a lot of cash in general, I guess.

                      Any thoughts in terms of either stock buyback or special dividend at this point?

Vic Viegas: Well surprisingly, I haven't had that much time to think about it. I've been focused on some other things. But a couple things that come to mind - one, we do have some debt on the balance sheet. So I think retiring debt would be one potential use of proceeds.

                      We want to expand our distribution capability in a number of international markets. We've talked about that. So I can see making some investments in that type of capability.

                      We're presently looking at some complementary technologies that we may want to add to our portfolio. And then there may possibly be other intellectual property acquisitions that may make sense somewhere down the road.

                      A stock buyback would be, you know, added to the list. But we haven't really spent enough time and conducted all the appropriate analysis to determine how to best use the money. We do want to grow the business and we'll use it to the best use possible.

Mark Argento:         Okay. And then in terms of Sony -- I just want to make
                      sure -- they can use - they have the rights or the potential rights to go beyond just the gaming market. They could potentially to use it in some cell phones or their handheld devices as well. Is that part of the deal?

Vic Viegas:           The license rights are rather broad but I can't go into
                      the specifics.

Mark Argento:         Okay. In terms of the mobile - mobility segment of the
                      business, I know you mentioned in your prepared comments that, you know, it's a near-term goal or near-term
                      "priority," I think is the word you used.

                      When you say "near term," you know, I know you've been at it for a while and you have a couple guys - couple OEMs under your belt.

                      Do you sense that - do you sense there's an opportunity to get at least one or two more OEMs here over the near term? And really what's going to - what's it going to take to get another one of these guys to sign on?

Vic Viegas: Well we have been making our technology available through development efforts and through demonstrations. So I would say, pretty safe to say that almost every major OEM is aware of our technology and either has demonstration units or has a lot of information related to what technology we have to offer.

                      If you use it as any indicator, the trade press obviously sees the advantages and benefits and are helping carry the torch for Immersion's VibeTonz technology by recommending and suggesting even models that would benefit from Immersion's VibeTonz technology.

                      So it's a rather obvious advantage that other OEMs should take advantage of that - we believe. So I believe it's very real - a real opportunity to bring on other OEMs in the near term.

                      If you look at the success that Samsung is having with the launch of their phones and if you look at how they're using the technology in new and creative ways to enhance their new designs and their new touchscreen-based phones, it's clear that this is a design feature that is going to be a fast-growing segment in the industry. And the VibeTonz technology makes that design even better.

                      So we believe we've got a lot of value. And we're confident we can bring other OEMs to the licensing - to take license to Immersion's VibeTonz technology.

Mark Argento:         Last question. In terms of the flat-panel display market,
                      I know you mentioned your partnership with 3M. And hopefully you're starting to see some revenue ramp-up in the second half of the year.

                      Do you know - have there been any purchase agreements signed or, you know, is there any deals that are in the pipeline already? What gives you the visibility and the confidence to say that at this point?

Vic Viegas:           Well we've seen, as I mentioned, in the various shows
                      recently, a number of OEMs demonstrating the capability.
                      So we're aware that they're satisfied with the advantages.

                      We know the feedback from all of these OEMs has been very positive from the people attending the tradeshows, utilizing these products. So we're very happy with the positive feedback that we're getting.

                      In terms of production schedules and product purchase commitments, that's not something I can go into any detail.

Mark Argento: But I mean you feel - apparently you're confident enough though that you're getting pretty close to (at least) purchase agreements being signed. Or when you make that statement though, you have a certain level of visibility there, I guess is kind of what I'm drilling at.

Vic Viegas:           A number of their OEM customers are showing the
                      technology. Their customers like it. So the next step would be to complete the production process and begin generating revenue.

Mark Argento:         And lastly, I know we've talked - you talked about you're
                      not happy that yet you're not at the point in terms of profitability in the model.

                      I mean isn't it safe to assume if we assume kind of a base run rate kind of relationship business with Sony going forward, that probably tips you over into that - in, you know, into sustainable profitability? Is that a safe assumption?

Vic Viegas: Well I don't want to begin forecasting just yet. I think our revenues will become more predictable as a result of this agreement. I think the other benefits through interest income and the reduction in our litigation expenses all help to get us closer to profitability.

                      So I believe in the next few quarters you'll see some more guidance on my part. And I think you'll see us strongly march toward profitability.

Mark Argento:         Right. Thank you very much and congratulations again.

Vic Viegas:           Thanks a lot, Mark.

Operator:             Your next question comes from the line of (Ben
                      Montgomery), a private investor.

Vic Viegas:           Hi (Ben).

(Ben Montgomery):     Hi Vic. I just wanted to extend my congratulations with
                      your settlement and progress that the company's made over the course of the last quarter. And look forward to a bunch of the long-term holding shareholders not having to check the court of appeals Web site daily.

Vic Viegas:           Well thank you, (Ben). But if you don't mind, I'll correct you just slightly. It was not a settlement. It was a resolution of the litigation and a preservation of the judgment. And separately, a very exciting new business arrangement that we're entering into.

(Ben Montgomery):     Well we are excited as well. Thank you.

Vic Viegas:           Thanks, (Ben).

(Ben Montgomery):     Yeah.

Operator:             Your next question comes from the line of (Mark Mahone)
                      with Wachovia Securities.

Vic Viegas:           Hi (Mark).

(Mark Mahone):        Terrific quarter and very good news on the Sony front.
                      I've got sort of a two-part question -- was somewhat answered -- and then a follow-up. But firstly, what does this do in regard - I don't quite remember your agreement with Microsoft.

                      Does this affect any sort of payment that you would have to make to Microsoft because of the fact that it's not a settlement and is indeed a resolution? Or how does that work?

Vic Viegas:           I, unfortunately, am not in a position to comment on that.

(Mark Mahone):        Okay. So this would be part of that whole - you can't
                      speak to. Secondly, when you said that you can't give guidance, you look forward to it in the coming quarters as a result of sort of more predictable expenses and revenue
                      - which is good news because in previous quarters I know
                      Stephen has mentioned the fact that if you look at the legal expenses and look at the amount of revenue coming that, you know, was deferred, that you guys would have been over the hump.

                      But I also have a secondary concern, which is with this being over the hump and Microsoft already being under the belt, are you guys looking forward to any other litigation in terms of other game console manufacturers as a result of this and so we might expect more litigation expenses in the future?

                      I'm speaking in terms of Nintendo.

Vic Viegas:           So I would say that as an intellectual property company,
                      we have, I think as you know, over 600 patents issued or pending. And in order to protect and defend that intellectual property and the inventiveness of our engineers, I think litigation is something that we take quite seriously.

                      I'm definitely not going to predict any activities in the gaming field of use or any field of use, for that matter. But I do think it is a part of our business model. And unfortunately, when we're not able to resolve differences through license agreements, it's something that we do take seriously and need to consider.

                      So I do think that you will see some lumpiness in our litigation expenses. With a little luck, this result and the validation of our patent portfolio should preclude much litigation. But I'm not going to tell you that it isn't going to happen in the future.

(Mark Mahone):        Okay. Well those are sort of more, you know, detailed or
                      stronger response than in previous quarters where you've mentioned that you guys aren't - you don't have an eye towards Nintendo at this point because of your focus on Sony.

                      So it does sound like they might be in your sights coming up. So that would be something we'd have to keep an eye on.

                      Lastly, in terms of mobile revenue in terms of handsets that are now in the marketplace, new OEMs have been signed up. When do you start to see - I know from - in terms of starting from zero, going up always looks real strong in terms of growth.

                      However, when do you guys think that you're going to have reached a mile mark in terms of the amount of units that are in the marketplace that will significantly add revenue to your base?

Vic Viegas:           Right now we're still launching new models, new products.
                      They're having great success in the marketplace. Last time
                      I saw, we were something north of 5 million phones in the market.

                      We think that until we get to the point that 50 million or more phones are being launched each year, that we're still in the early growth phase.

                      So we need to reach a point where there's a high number of phones launched each year and that begins to support the content side of the business. It will drive the ringtones, the messaging, the games, the other content that are haptically enabled. And that's another big part of our business.

                      So we're still growing this business through the launch of these new models. We need new OEMs to adopt a technology as a standard feature in order to drive the volume that we really need in this business.

                      So the - I guess the question is, on the timing, I really am not in a position to predict. But I am satisfied with the success that we're having and I feel confident that we will get there. But I'm not in a position to give you much on the - in the way of timing.

(Mark Mahone):        I didn't realize you had five units in the marketplace
                      today. When was your first - what would be the first quarter that you had one unit in the marketplace?

Vic Viegas:           So I - what I said was I think 5 million units. There are
                      probably over a dozen models in the market. In terms of the...

(Mark Mahone):        Oh no, I don't mean models. I mean if you have 5 million
                      units today, what quarter - in which quarter did you - you know, you shipped your first - you know, the OEMs ship their first unit that had your technology in it?

Vic Viegas:           The first quarter, I think was fourth quarter of 2005. And some of the early phones, at least through the first year and actually into 2006, those were very early niche phones that were targeted at the gaming community. And it was more proof of concept.

                      And we're well past that. And now I believe some of the highest volume phones that Samsung sells - I know at least through Verizon, a couple of their top sellers have the technology. So we're happy with the capability.

(Mark Mahone):        And what was the mobile revenue for the quarter again?

Vic Viegas:           I'm sorry, what was the question?

(Mark Mahone):        What was the mobile revenue for the quarter?

Stephen Ambler:       I think I said $308,000.

(Mark Mahone):        Three hundred thousand?

Stephen Ambler:       Three hundred and eight thousand dollars.

(Mark Mahone):        Okay. So (unintelligible) 5 million in one year. Okay.
                      Last question. 3M in the casino market - you say that you expect to see some significant progress later this year.
                      Have you seen any, you know, orders coming through so far?

Vic Viegas:           I think as I mentioned, we've seen some OEMs demonstrating the capability. But in terms of scheduling orders and volumes and units and how they're being used, I really can't comment on that. That's confidential.

(Mark Mahone):        Okay. All right. Well thank you very much and
                      congratulations, guys. That's terrific.

Vic Viegas:           Thanks, (Mark).

(Mark Mahone):        All right. Bye-bye.

Operator:             Your next question comes from the line of (Joe Morrad), a
                      private investor.

Vic Viegas:           Hi (Joe).

(Joe Morrad):         (Unintelligible). I have a comment and two questions on
                      the mobility.

Vic Viegas:           Okay.

(Joe Morrad):         The - first, the comment. I think looking back at the
                      situation Immersion was in a few years ago around 2002, 2003 and seeing how you've guided -- you and your management team -- us through this very troubling time with the litigation to where we've come out, and all the stuff that had to take place -- the settlement with Microsoft, the financing, the compulsory license -- I mean there wasn't really much wiggle room - much margin for error. And I think you deserve really a lot of credit for that.

Vic Viegas:           Thank you, (Joe). I appreciate those kind words.

(Joe Morrad):         And I expect this will be a case study for business
                      students in many years to come. And my question on the mobility market - and in previous conference calls, you have discussed that you were tracking the download revenue
                      - the ARPU.

                      And, you know, we're getting projections that phones with touchscreens or VibeTonz, you know, may be in the hundreds of millions, you know, in maybe, you know, five, ten years or so. So even cents per phone - cents per user is significant income. Do you have any, you know, any guidance or color you could add to that?

                      And my second question on the mobility market is that in terms of content, you've made agreements with content providers like GeoTel and Super Happy Fun Fun, other kinds of content providers.

                      Have you seen any real killer applications or exciting applications beyond the touch ringtones and games -- something that, you know, we should be seeing in the near future? Thanks very much.

Vic Viegas:           (Joe), those are two very good questions. And let me say
                      that the early technology usage was primarily enhancing ringtones and games, as you identified. And that's still a growing segment and an exciting use of the technology.

                      If I were to actually predict a killer application, it could possibly be in enhancing the touchscreens that we're now starting to see roll out. And the reason for that is there's an obvious immediate benefit to replacing mechanical buttons with a touchscreen.

                      But by doing that, you lose the tactile feel of buttons and people aren't comfortable with that. So by adding the tactile confirmation to the touch screen, you provide a lot of value. And you are able to do this without the download of additional content.

                      So we still are faced with this troubling dilemma where we need more phones in the market to drive the content developers to increase the content, either the number of games and applications that are downloaded or just the usage of the VibeTonz technology within a game.

                      So we're not disappointed but I can say that the ARPU, while it's - it has increased because of the Immersion technology, it's not a number that we're able to disclose at this point.

                      And I would - again just to try to keep clear here, I think what you're seeing in the tactile touchscreen area is really the killer application and what should drive the volume.

                      As we increase volume in the market, then I think we'll see more content partners and more content downloaded. And then Immersion will participate in that download revenue stream, which is obviously an exciting place for us to participate.

(Joe Morrad):         Well thank you.

Vic Viegas:           Thanks, (Joe).

Operator:             Your next question comes from the line of (JT Reike) with
                      (Cross Cap).

(JT Reike):           Hi. Good to hear the settlement is - the litigation is
                      resolved.

Vic Viegas:           Thanks, (JT).

(JT Reike):           I'm - I know you kind of danced around the Microsoft issue and that is thin ice. But I guess reading from the information that was in the third quarter Q, has any amount of that, you know, Item 8 long-term customer advantage from Microsoft - has that changed up to - you know, as a result of the negotiations with Sony?

                      Like, is - was Microsoft involved in those negotiations and understands the nature of that - of this agreement?

Vic Viegas:           Yeah. That's - that question I just can't take. I'm sorry,
                      (JT).

(JT Reike):           I understand. Okay. Well thank you.

Vic Viegas:           Well let me - I do want to make sure it's clear. Microsoft was not involved in any way with our negotiations with Sony.

(JT Reike):           Okay. Well was the - were the negotiations with Sony
                      initiated by you all or by Sony?

Vic Viegas:           We had numerous discussion before, during and after
                      litigation. And I can't actually tell you who actually initiated which call. There were plenty of contacts and we're just happy to have them as a partner.

(JT Reike):           Okay. All right. Thank you very much.

Vic Viegas:           Okay. Thank you.

Operator:             Your next question comes from the line of Quint Slattery
                      with Symmetry Peak Management.

Vic Viegas:           Hi Quint.

Quint Slattery:       Hey guys. Congratulations.

Vic Viegas:           Thank you.

Quint Slattery:       Quick question. Just - joined the call late. Are you guys
                      - so are you guys going to be in the PS3 edition now with the rumble technology?

Vic Viegas:           What Sony wants to do with the technology and the license
                      rights is something that they'll have to announce.

Quint Slattery:       Okay. All right. Terrific. Thank you.

Vic Viegas:           Thank you, Quint.

Operator:             Your next question comes from the line of (Mark Kabesh), a private investor.

Vic Viegas:           Hi (Mark).

(Mark Kabesh):        Hello Vic and team. Congratulations on a boffo quarter. I
                      anticipate several more sequentially happening at a great rate. A lot of the questions have been answered and I feel the content of the questions this quarter is much in tuned with what I think it should be.

                      The product revenue from the unit sales of the mobility handset in the fourth quarter was suggested to be $301,000, I believe. Do you have any kind of ability to break out the percentage that was done through downloads on that?

Vic Viegas:           So the $308,000 that Stephen referred to, that would be
                      revenue from our mobile marketplace. That would be a combination of development efforts, licensing royalties for units sold, as well as revenues from content download.

(Mark Kabesh):        Anything in the actuators for the touchscreens for the
                      fourth quarter or is that limited to just the VibeTonz actuators?

Vic Viegas:           I believe that that was - the mobile market is just simply addressing cell phone marketplace and handheld devices.

                      Our actuator technology for touchscreens, which is a separate technology that we're working to bring to market through 3M, that would be a separate business unit, which we call Touch Interface Products.

Stephen Ambler:       That is correct. And our touch interface product revenue
                      was $936,000.

(Mark Kabesh):        Well that's impressive - for the quarter, not the year
                      here?

Stephen Ambler:       For the quarter.

Vic Viegas:           That's right. But (Mark), that includes revenues from our
                      automotive applications, including rotary knobs. So there's quite a few different business elements in that business unit.

(Mark Kabesh):        And are those actuators being manufactured in the Chinese
                      facility that you established last quarter?

Vic Viegas:           Well the actuators that will generate that tactile
                      sensation for touchscreens, they would be made in China.
                      But I don't believe for the quarter we had any revenue from the sale of those actuators. That just happens to be the business unit where we will capture revenue from that particular type of business.

(Mark Kabesh):        Okay. Thanks. Regarding the Immersion Medical -- my
                      favorite side of the business so far -- the - do you have it broken down? And can you share that regarding the revenue that was from your new business partners of Medtronic and Laerdal?

Vic Viegas:           No, (Mark). That would be confidential.

(Mark Kabesh):        All right. Thanks once again. You - I'm proud to be a
                      shareholder. I'm looking forward to many great years to come, guys.

Vic Viegas:           Thanks for your longtime support, (Mark).

(Mark Kabesh):        You bet.

Operator:             Your next question comes from the line of (Robert Katz)
                      with (Sinvest) International.

Vic Viegas:           Hi (Robert).

(Robert Katz):        Hi Vic. Congratulations. Long time coming.

Vic Viegas:           Thank you. You're another long-term interested investor.

(Robert Katz):        Yeah. This certainly validates your patent position -- I
                      can say that -- which we're very pleased with. I have a question. Looking out about three years, what do you think will be the largest part of - largest business sector for you?

Vic Viegas:           The three that I've referred to, I would have a very
                      difficult time saying which would be the leader in three years.

                      We're very happy with the medical business and the growth there. We think that as that industry moves toward certification and the required training that is enabled with our medical simulators, we think that that's a very exciting and dynamic opportunity.

                      The mobile marketplace, we're seeing growth in the number of phones. And as I mentioned more recently, watching the tactile capabilities, enhancing touchscreens on mobile phones is a very exciting, fast-growing segment. And one which we think will be a big driver.

                      And then tactile touchscreens for larger devices, whether they're used in the automotive marketplace, kiosk, point of sale, casino gaming -- there are a lot of applications that would be enhanced because of it.

                      So I really believe those are three that we're aware of today. It could be in three years that there's a fourth or fifth that we're not even yet talking about that could be exciting growth opportunities for the company.

(Robert Katz):        Right. On the touchscreen opportunity, can you sort of
                      give us an estimate of what the addressable market is, what the market potential is and what your dollar content per screen could be?

Vic Viegas:           Well I can give you general estimates to the market size.
                      I would not be in a position to tell you the type of pricing for each of these markets.

                      But you have the gaming market, which for us would be a couple hundred thousand units each year. And depending on how we use our technology to enhance touchscreens or button panels is another area, that could be quite exciting and could increase that by at least 2X.

                      You have point of sale and kiosk, which are both between 200,000 and 300,000 units sold annually. Then you have other markets like the medical or military.

                      And then finally, I think you have some higher volume markets like industrial controls, office equipment, and home automation, that could be in the millions of units.

                      Using our technology to enhance touchscreens in the automotive market, where there are 50 million cars sold each year, is another large addressable market.

                      So the market sizes are large. The per-unit revenues, while we can't discuss, they would be substantial. And so we think there's a very big opportunity here.

(Robert Katz):        Right.

Vic Viegas:           But I would like to add that it does take time to launch
                      these - this technology and gain some design wins and generate meaningful revenue.

(Robert Katz):        Sure. Certainly with the cash you have on your balance
                      sheet now you can be there to wait for that to happen.

Vic Viegas:           We can wait and maybe we can also accelerate.

(Robert Katz):        Yeah. Finally, how much money were you spending on
                      litigation in the past? What's the run rate been on average?

Stephen Ambler:       I'll answer that one. Last year, 2006, we spent $1.8
                      million and in 2005 we spent $4.2 million. We've spent about $25 million in total.

(Robert Katz):        In total? Okay. Great. Great job.

Vic Viegas:           Thanks, (Robert).

Operator:             As a reminder, to ask a question, press star 1. You have a follow-up question from the line of (Mark Kabesh), a private investor.

Vic Viegas:           Hi (Mark).

(Mark Kabesh):        Hi. (Unintelligible) to ask a question about Immersion
                      Medical. What is the overall market size worldwide that you feel that is out there for the taking with our specific simulators?

Vic Viegas:           Well right now we're doing a good job of selling to many
                      of the early adopters and the leading institutions. There are people who recognize the advantages and benefits.

                      But if you look at the market that we're going after, and they would include the following locations -- medical schools, teaching hospitals, other teaching institutions and other hospitals and medical device and pharmaceutical companies -- you're looking at over 7,000 locations just in the U.S. alone. And something north of 17,000 worldwide.

                      Each of these sites could benefit from one or more - in fact, many of these would actually benefit from multiple units. And so if you were to extend that by our average selling price, you're talking about very, very large - a very large market opportunity.

(Mark Kabesh):        And in the past there was a discussion about an ability
                      for the systems to create a return on the investment and which is kind of unusual for those environments you're targeting. Can you go over that a little bit?

Vic Viegas:           Sure. We did conduct a return on investment study that
                      was, I believe - also we worked with the American Hospital
                      Association of America. They provided access to the hospitals and physicians.

                      And so we were able to capture very accurately the time that it takes in an operating room and the kinds of equipment breakage, let's say. And other types of costs that are incurred.

                      We then tracked the time savings from those who had been properly trained with the Immersion Medical simulator products and we measured their performance. And as a result, when you calculate the return on investment, I think the payback were - in many cases was a number of months. I think in almost every case it was under 1 to 1-1/2 years where the unit paid for itself.

                      That information, if I'm not mistaken, is available online if you go to our Web site and you - along with hospitals and other potential customers. They regularly go online and input data to this model and they can calculate the return on investment that they can enjoy from the purchase of one these simulators.

                      So that information is all available online at the Immersion Web site.

(Mark Kabesh):        I'll go over it again. And in essence, it becomes a profit center for them over a period of time.

Vic Viegas:           It can and - it can in a number of ways -- one, reducing
                      the time in the operating room; two, we believe it can also reduce the insurance premiums because of the malpractice activity; three, it actually attracts better physicians when they have this type of training. And better students, who would want the latest training and the best methods to learn how to perfect their profession.

(Mark Kabesh):        Makes perfect sense to me. Thanks so much again, guys.

Vic Viegas:           Thanks, (Mark).

(Mark Kabesh):        Yeah.

Operator:             You have a follow-up question from the line of (Joe
                      Morrad), a private investor.

Vic Viegas:           Hi (Joe).

(Joe Morrad):         Hello again. Just one more question and as I understand
                      it, this is - it doesn't concern the agreement that you just announced with Sony. But correct me if I'm wrong.

                      In February of 2006 I believe you received about - somewhere in the range of a $5 million compulsory license payment. Judging from industry numbers, would I be off track to expect the same thing for about two weeks ago in the middle of February?

Vic Viegas:           (Joe), so what we have announced is - I believe $30.6
                      million is the aggregate payment for compulsory license.

(Joe Morrad):         Does this - because today you announced the one that came
                      in November. Is the 30.6 cover through November or can you tell us that?

Vic Viegas:           Stephen, I'll let you answer that question.

Stephen Ambler:       Yeah. The 30.6 would cover any payments up until today. I
                      think I said that we had $27.9 million of compulsory license on our balance sheet at December 31.

(Joe Morrad):         Okay, so I can do the math there. Okay.

Stephen Ambler:       So the - yeah. So it's a straightforward math calculation.

(Joe Morrad):         Thank you. Thanks for clarifying that.

Stephen Ambler:       No problem.

(Joe Morrad):         And again, congratulations.

Vic Viegas:           Thanks, (Joe).

Operator:             Your next question comes from the line of (Mark Silver), a private investor.

Vic Viegas:           Hello (Mark).

(Mark Silver):        Hi Vic. I want to add my congratulations. It was a great
                      quarter and a great win finally on the Sony matter.

                      I'm actually in Orlando vacationing. And I remember reading last week that there may have been an order in the touchscreen business for a kiosk that measures foot size in a 3D dimension. And I was wondering if you can add any enlightenment on that order and what the size of it potentially might be.

Vic Viegas:           Yeah. I'm aware of that but no, that's not something I can comment on. That - I believe that happens to be a licensing partner of ours.

(Mark Silver):        Right. It was one of your agents or whatever.

Vic Viegas:           Right.

(Mark Silver):        Would they be using the actuators that are being made in
                      China for that machine?

Vic Viegas:           I believe so, yes.

(Mark Silver):        Okay. Great. Very good and I look forward to more
                      successes in the future.

Vic Viegas:           Thanks, (Mark). Enjoy your vacation.

(Mark Silver):        Thanks. You need one too, now.

Vic Viegas:           My team does. Yes.

(Mark Silver):        Yes. All right. Give them a week off.

Vic Viegas:           Thank you.

(Mark Silver):        Okay.

Operator:             At this time there are no further questions. Are there any closing remarks?

Vic Viegas:           Yes, (Audrey). Thank you.

                      Thank you very much for your participation on today's call. We appreciate your continued interest and support of Immersion. Thank you and good afternoon.

Operator:             Thank you. This concludes today's Fourth Quarter Investor
                      conference call. You may now disconnect.


                                       END